UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                           --------------------------

       Date of Report (Date of earliest event reported): July 7, 2004
                           --------------------------



                             MARCONI CORPORATION PLC

             (Exact name of registrant as specified in its charter)

                           --------------------------



      England and Wales                 33-12430                    xxx
 ----------------------------   ------------------------    -------------------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
     of incorporation)                                       Identification No.)


       New Century Park, PO Box 53,
       Coventry, CV3 1HJ

       ----------------------------------------          ----------
       (Address of principal executive offices)          (Zip Code)


               Registrant's telephone number, including area code:


               ---------------------------------------------------
          (Former name or former address, if changed since last report)



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Item No. 5     Press release dated 7 July, 2004 - Disposal of Plant & Power

                                                            Press enquiries:
               David Beck, tel: +44 207 306 1490; email: david.beck@marconi.com

                                                             Investor enquiries:
         Heather Green, tel: + 44 207 306 1735; email: heather.green@marconi.com Matthew Brooks: tel: + 44 24 7656 2249; email: matthew.brooks@marconi.com


        MARCONI AGREES TO SELL OUTSIDE PLANT & POWER BUSINESS TO EMERSON

London - July 07, 2004 - Marconi Corporation plc (London: MONI and Nasdaq:
MRCIY) today announces the signing of a definitive agreement for the sale of its Outside Plant & Power ("OPP") business to Emerson (NYSE: EMR) for a total consideration of approximately US$406 million (approximately GBP221 million),of which US$375 million will be paid in cash with the balance relating to net pension and retirement benefit liabilities assumed by Emerson. The transaction is subject to regulatory review and other customary closing conditions. Completion is expected before the end of September 2004.

Upon completion, and pursuant to the terms of Marconi's 8% Guaranteed Senior Secured Notes due 2008 (Senior Notes), the total gross cash proceeds will be transferred to Marconi's Mandatory Redemption Escrow Account (MREA) and will be used to fund a further mandatory redemption of the Group's Senior Notes. Following this redemption the Group's Senior Notes outstanding will be reduced to approximately US$104 million. The Board confirmed its strategy to continue to pay down the remaining Senior Notes.

Emerson and its affiliates will assume all obligations under pension and retirement benefit plans with respect to current and former OPP employees. The net liability associated with these plans was approximately $31 million pre-tax as reported in Marconi's Group balance sheet as of 31 March 2004.

The OPP business recorded sales of approximately GBP209 million and an operating profit, before goodwill amortisation and exceptional items, of approximately GBP14 million, in the year ended 31 March 2004. Net assets at 31 March 2004 were GBP48m before pension liability and goodwill. Of the GBP436 million of goodwill on Marconi's balance sheet at 31 March 2004, GBP46 million related to the OPP business. Marconi will record a profit on disposal of this business and will disclose further information on this following completion.

Commenting on the transaction, Mike Parton, Chief Executive of Marconi Corporation plc, said:

"The Outside Plant & Power business is the last of the businesses we identified as not being core to Marconi's ongoing business. We are delighted with this transaction, the cash proceeds from which will enable us to continue to reduce group debt and the associated interest payments. The management of OPP have delivered excellent performance improvements over the last year and the purchase price reflects both that and the loyal customer base that the business has built."

                                      ENDS

Notes for Editors:

J.P. Morgan Securities Inc. is acting as financial advisor to Marconi on this transaction.

About Marconi Corporation plc
Marconi Corporation plc is a global telecommunications equipment, services and solutions company. The company's core business is the provision of innovative and reliable optical networks, broadband routing and switching and broadband access technologies and services. The company's customer base includes many of the world's largest telecommunications operators.

The company is listed on the London Stock Exchange under the symbol MONI and on the Nasdaq under the symbol MRCIY. Additional information about Marconi Corporation can be found at www.marconi.com.

About the Mandatory Redemption Escrow Account (MREA)
When the balance of the MREA reaches US$30 million, this triggers a mandatory partial redemption of Marconi's Loan Notes at 110 per cent of par value.

About Emerson
St Louis-based Emerson (http://www.gotoemerson.com/) is a global leader in bringing technology and engineering together to provide innovative solutions to customers in electronics and telecommunications: process control; industrial automation; heating; ventilating and air conditioning; and appliance and tools. Emerson sales in fiscal 2003 were $14 billion.



Copyright (c) 2004 Marconi Corporation plc. All rights reserved. All brands or product names are trademarks of their respective holders.


This press release contains forward-looking statements with respect to products, partners, customers, future growth and other matters. Please refer to the Form 10-K report filed by Marconi Corporation plc with the United States Securities and Exchange Commission for a discussion of risks that could cause actual results to differ materially from such statements.



SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MARCONI CORPORATION PLC



                                       By:     ____M Skelly____

                                       Name:   M Skelly
                                       Title:  Company Secretary


Date: July 7, 2004